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                                                                    EXHIBIT 4(t)

                               SECOND AMENDMENT TO

                               JANUS ASPEN SERIES

                          INVESTMENT ADVISORY AGREEMENT

                             EQUITY INCOME PORTFOLIO


         THIS SECOND AMENDMENT is made this 31st day of July, 2001, between JANUS ASPEN SERIES, a Delaware business trust (the "Trust"), and JANUS CAPITAL CORPORATION, a Colorado corporation ("JCC").


                                   WITNESSETH

         WHEREAS, the Trust and JCC are parties to an Investment Advisory Agreement on behalf of Equity Income Portfolio (the "Portfolio"), dated July 1, 1997, as amended May 1, 2000 (the "Agreement");

         WHEREAS, the parties desire to amend the Agreement as set forth in greater detail below;

         WHEREAS, pursuant to Section 11 of the Agreement, any amendment to the Agreement is subject to approval by (i) a majority of the Trustees, including a majority of the Trustees who are not interested persons (as that phrase is defined in Section 2(a)(19) of the Investment Company Act of 1940 (the "1940 Act")) of JCC and, if required by applicable law, (ii) by the affirmative vote of a majority of the outstanding voting securities of the Portfolio (as that phrase is defined in Section 2(a)(42) of the 1940 Act);

         WHEREAS, the parties have obtained Trustee approval as set forth above, and the parties agree that a shareholder vote is not required to amend the Agreement; and

         WHEREAS, the name of Equity Income Portfolio has been changed to Core Equity Portfolio effective July 31, 2001;

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements set forth below, the parties agree to amend the Agreement as follows:

         1. All references to "Equity Income Portfolio" shall be replaced with "Core Equity Portfolio."

         2. The parties acknowledge that the Agreement, as amended, remains in full force and effect as of the date of this Amendment, and that this Amendment, together with


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the Agreement and any prior amendments, contains the entire understanding and the full and complete agreement of the parties and supercedes and replaces any prior understandings and agreements among the parties respecting the subject matter hereof.

         3. This Amendment may be contemporaneously executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date first above written.


                                JANUS CAPITAL CORPORATION



                                By:
                                   ---------------------------------------------
                                    Thomas A. Early, Vice President and
                                    General Counsel


                                JANUS ASPEN SERIES



                                By:
                                   ---------------------------------------------
                                      Thomas H. Bailey, President